Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

dated

November 11, 2020

by and among

Newborn Acquisition Corp., a Cayman Islands exempted company as the Parent,

NB Merger Corp., a Delaware corporation,

as the Purchaser,

Nuvve Merger Sub Inc., a Delaware corporation,

as the Merger Sub,

Nuvve Corporation, a Delaware corporation,

as the Company,

and Ted Smith,

as the Stockholders’ Representative

i

5.4	Non-Contravention	22
5.5	Capitalization	23
5.6	Organizational Documents	23
5.7	Corporate Records	23
5.8	Assumed Names	24
5.9	Subsidiaries	24
5.10	Consents	24
5.11	Financial Statements	25
5.12	Books and Records	25
5.13	Absence of Certain Changes	26
5.14	Properties; Title to the Company Group’s Assets	26
5.15	Litigation	26
5.16	Contracts	27
5.17	Insurance	29
5.18	Licenses and Permits	29
5.19	Compliance with Laws	29
5.20	Intellectual Property	30
5.21	Customers and Suppliers	31
5.22	Accounts Receivable and Payable; Loans	31
5.23	Pre-payments	32
5.24	Employees	32
5.25	Employment Matters	32
5.26	Withholding	33
5.27	Real Property	33
5.28	Accounts	33
5.29	Tax Matters	34
5.30	Environmental Laws	35
5.31	Finders’ Fees	35
5.32	Powers of Attorney and Suretyships	35
5.33	Directors and Officers	35
5.34	Certain Business Practices	36
5.35	Money Laundering Laws	36
5.36	Not an Investment Company	36
5.37	No Additional Representations	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES		37
6.1	Corporate Existence and Power	37
6.2	Corporate Authorization	37
6.3	Governmental Authorization	37
6.4	Non-Contravention	38
6.5	Organizational Documents	38
6.6	Subsidiaries	38
6.7	Consents	39
6.8	Finders’ Fees	39
6.9	Issuance of Shares	39
6.10	Capitalization	39

6.11	Business Activities	41
6.12	Information Supplied	42
6.13	Trust Fund	42
6.14	Listing	42
6.15	Board Approval	43
6.16	Parent SEC Documents and Financial Statements	43
6.17	Absence of Certain Changes	45
6.18	Properties	45
6.19	Litigation	45
6.20	Insurance	45
6.21	Compliance with Laws	45
6.22	Intellectual Property	45
6.23	Employment Matters	45
6.24	Environmental Laws	46
6.25	Money Laundering Laws	46
6.26	OFAC	46
6.27	Not an Investment Company	46
6.28	Tax Matters	47
6.29	Contracts	47
6.30	PIPE Documents	48
6.31	No Additional Representations and Warranties	48

ARTICLE VII COVENANTS OF THE PARTIES PENDING CLOSING		48
7.1	Conduct of the Business	48
7.2	Access to Information	50
7.3	Notices of Certain Events	51
7.4	SEC Filings.	52
7.5	Company Group Cooperation	52
7.6	Company Group Review	53
7.7	Trust Account	53
7.8	Employees of the Company Group	53
7.9	Reporting and Compliance with Tax Law and Other Laws	53
7.10	Reasonable Best Efforts to Obtain Consents	54
7.11	Extension of Time to Consummate a Business Combination	54

ARTICLE VIII ADDITIONAL COVENANTS OF THE PARTIES		57
8.1	Reasonable Best Efforts; Further Assurances	57
8.2	Tax Matters	57
8.3	Settlement of Purchaser Parties’ Liabilities	59
8.4	Compliance with SPAC Agreements	59
8.5	Registration Statement	60
8.6	Confidentiality	62
8.7	Available Funding; Company Capitalization Matters.	62
8.8	Directors’ and Officers’ Indemnification and Insurance.	64
8.9	Directors and Officers of Purchaser After the Acquisition Merger	65
8.10	Securities Listing	66
8.11	Purchaser Plan	66

8.12	Lock-Up Agreements	66
8.13	Registration Rights Agreements	66
8.14	Annual and Interim Financial Statements	66

ARTICLE IX CONDITIONS TO CLOSING		67
9.1	Condition to the Obligations of the Parties	67
9.2	Conditions to Obligations of the Purchaser Parties	68
9.3	Conditions to Obligations of the Company Group	69

ARTICLE X INDEMNIFICATION		70
10.1	Indemnification of Purchaser	70
10.2	Procedure	71
10.3	Escrow of Escrow Shares by Stockholders	73
10.4	Payment of Indemnification	74
10.5	Insurance	74
10.6	Survival of Indemnification Rights	75
10.7	Sole and Exclusive Remedy	75
10.8	Adjustment to Consideration	75

ARTICLE XI DISPUTE RESOLUTION		75
11.1	Arbitration	75
11.2	Jurisdiction; Waiver of Jury Trial; Exemplary Damages	77

ARTICLE XII TERMINATION		77
12.1	Termination	77
12.2	Notice of Termination; Effect of Termination	78
12.3	Survival	78

ARTICLE XIII MISCELLANEOUS		79
13.1	Notices	79
13.2	Amendments; No Waivers; Remedies	80
13.3	Arm’s Length Bargaining; No Presumption Against Drafter	81
13.4	Publicity	81
13.5	Expenses	81
13.6	No Assignment or Delegation	81
13.7	Governing Law	82
13.8	Counterparts; Electronic Signatures	82
13.9	Entire Agreement	82
13.10	Severability	82
13.11	Construction of Certain Terms and References; Captions	82
13.12	Further Assurances	83
13.13	Third Party Beneficiaries	83
13.14	Waiver	84
13.15	Stockholders’ Representative	84

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of November 11, 2020 (the “Effective Date”), by and among Newborn Acquisition Corp., a Cayman Islands exempted company (the “Parent”), NB Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (the “Merger Sub”), Nuvve Corporation, a Delaware corporation (the “Company”), and Ted Smith, an individual, as the representative of the stockholders of the Company (the “Stockholders’ Representative”).

W I T N E S S E T H :

A.	The Company and its Subsidiaries are in the business of providing a globally-available, vehicle-to-grid (V2G) technology platform that enables electric vehicle (EV) batteries to store and resell unused energy back to the local electric grid (the “Business”);

B.	Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

C.	Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of the Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”);

D.	Immediately after the Reincorporation Merger, the parties desire that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Acquisition Merger”), and that the shares of Company Common Stock (excluding any shares held in the treasury of the Company) be converted upon the Acquisition Merger into the right to receive the Per Share Merger Consideration, as is provided herein (the Company following the Acquisition Merger is sometimes hereinafter referred to as the “Surviving Corporation”); and

E.	Prior to the Effective Date, holders of approximately 55% of the Company’s Common Stock have entered into support agreements, pursuant to which each such holder agrees to vote in favor of the transactions contemplated by this Agreement.

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim or proceeding before an Authority.

1.2 “Additional Agreements” means the Registration Rights Agreement, Escrow Agreement, Earn-out Escrow Agreement, Letter of Transmittal, Lock-Up Agreements, Commitment Letter, and the Labor Agreements and Non-disclosure and Non-solicitation Agreements with Key Personnel.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, each Stockholder owning more than 10% of the Company Common Stock on a fully-diluted basis is an Affiliate of the Company, and (ii) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any relevant stock exchange, whether international, national, Federal, state, or local.

1.5 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind in which a Person’s assets, its business or its transactions are reflected (whether written, electronic, or otherwise embodied) owned or used by a Person, other than stock books and minute books.

1.6 “Bridge Lender” means the lender with respect to the Bridge Loan.

1.7 “Bridge Loan” means the loan identified in Schedule 1.7.

1.8 “Bridge Loan Shares” means the shares of Company Common Stock issuable upon conversion of the Bridge Loan.

1.9 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.10 “Business Systems” means all software, all computer hardware and systems (whether general or special purpose), all electronic data processing, information, record keeping, communications and telecommunications systems, and all networks, interfaces and peripherals, including any outsourced systems, and all documented processes in connection therewith, that are owned or used by a Person in the conduct of its business.

1.11 “Chardan” means Chardan Capital Markets LLC and/or its designees.

1.12 “Closing Exchange Ratio” means (i) the Closing Merger Consideration divided by $10.00 (rounded to the nearest whole number), divided by (ii) the sum of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued pursuant to Section 4.2(a) below), other than the Bridge Loan Shares, and (B) the total number of shares of Company Common Stock issuable upon exercise of the Company Options as of immediately prior to the Closing.

1.13 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.14 “Code” means the Internal Revenue Code of 1986, as amended.

1.15 “Company Options” means the options to purchase shares of Company Common Stock that were granted pursuant to the Company Plan.

1.16 “Company Plan” means the Nuvve Corporation 2010 Equity Incentive Plan, as amended from time to time.

1.17 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 7.1 after the Effective Date and prior to the Closing, and all rights and benefits thereunder.

1.18 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.19 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.20 “Earn-out Rate” means (i) 4,000,000, divided by (ii) the total number of Closing Shares (other than Closing Shares issued in respect of the Bridge Loan Shares) that continue to be beneficially owned by the Stockholders and their respective Permitted Transferees, including any Closing Shares held in escrow pursuant to the Escrow Agreement.

1.21 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.23 “Escrow Shares” means shares of Purchaser Common Stock representing 10% of the Closing Shares actually issued to the Stockholders in the Acquisition Merger (other than the Closing Shares issued in respect of the Bridge Loan Shares).

1.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.25 “Fraud Claim” means any claim based upon actual and intentional fraud, and more specifically shall be limited to a knowing and intentional misrepresentation with respect to the representations and warranties set forth in Article V or Article VI, as applicable, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

1.26 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.27 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.28 “IPO” means the initial public offering of Parent pursuant to a prospectus dated February 13, 2020.

1.29 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all guarantees by such Person and (d) any agreement to incur any of the same.

1.30 “Intellectual Property Right” means any trademark, service mark, trademark or service mark registration, application for trademark or service mark registration, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, Business Systems, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company Group (as defined below), or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.31 “Inventory” is defined in the UCC.

1.32 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including any rule or regulation promulgated by any Authority thereunder.

1.33 “Leases” means the leases as set forth on Schedule 1.33 attached hereto.

1.34 “Liabilities” means any and all liabilities (whether absolute, accrued, contingent or otherwise).

1.35 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale agreement, including any agreement to give any of the foregoing.

1.36 “Lock-Up Agreements” means the agreements in the form attached as Exhibit A hereto, by and between the Purchaser and each of the Parent Initial Shareholders, pursuant to which the Purchase Common Stock and Purchaser Warrants held by each Parent Initial Shareholder will be locked up for six (6) months after the Closing, with respect to 50% of such shares of Purchaser Common Stock and Purchaser Warrants, and for one (1) year, with respect to the remaining 50% of such shares Purchaser Common Stock and Purchaser Warrants (subject to certain exceptions contained therein).

1.37 “Material Adverse Effect” when used in connection with the Company or the Purchaser Parties, as the case may be, means a material adverse change in or a material adverse effect upon on the assets, Liabilities, financial condition, earnings, cash flows, business, operations or properties of the Company Group or the Purchaser Parties, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political or social conditions; (ii) conditions generally affecting the industries in which the Company Group or the Purchaser Parties, as applicable, operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action by the Company Group or the Purchaser Parties, as applicable, required or permitted by this Agreement, or any action taken (or omitted to be taken) by the Company Group or the Purchaser Parties, as applicable, with the written consent of or at the written request of the other party; (vi) any matter of which the other party is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Group or the Purchaser Parties, as applicable; (ix) any natural or man-made disaster or acts of God; (x) any pandemic, epidemic, plague or other general outbreak of illness; or (xi) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.38 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.39 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.40 “Parent Initial Shareholders” means the shareholders of Parent immediately prior to the IPO, including Parent’s directors, officers and the Sponsor.

1.41 “Parent Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Parent.

1.42 “Parent Rights” means the right to receive one-tenth (1/10) of a Parent Ordinary Share.

1.43 “Parent Securities” means the Parent Ordinary Shares, Parent Rights, Parent Units, Parent Warrants and Parent UPO, collectively.

1.44 “Parent Unit” means each outstanding unit, consisting of one Parent Ordinary Share, one Parent Warrant and one Parent Right.

1.45 “Parent UPO” means the option issued to Chardan (and/or its designee), to purchase up to an aggregate of 316,250 Parent Units at a price of $11.50 per Parent Unit.

1.46 “Parent Warrant” means a warrant to purchase one-half of one Parent Ordinary Share at a price of $11.50 per whole Parent Ordinary Share.

1.47 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business; (iii) the Liens set forth on Schedule 1.47; (iv) Liens for Taxes assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance with U.S. GAAP); (v) zoning, entitlement and other land use and environmental regulations promulgated by any Authority, (vi) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vii) with respect to any leased real property, (a) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (viii) Liens created by the Purchaser Parties or their respective successors and assigns, (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Company Balance Sheet included in the Financial Statements, and (x) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business or in connection with joint-development agreements.

1.48 “Permitted Transferee” means a Permitted Transferee as defined in the Letter of Transmittal, other than the Company, the Purchaser or any affiliate of the Company or the Purchaser.

1.49 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.50 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.51 “Purchaser Common Stock” means the common stock, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.52 “Purchaser Plan” means a long-term incentive equity plan to be adopted by the Purchaser in connection with the transactions contemplated hereby.

1.53 “Purchaser Securities” means the Purchaser Common Stock, Purchaser Warrants and Purchaser UPO, collectively.

1.54 “Purchaser UPO” means an option to be issued to Chardan (and/or its designee) pursuant to Section 2.6(e) below to purchase up to an aggregate of 316,250 units, each unit consisting of the securities into which one Parent Unit is convertible pursuant to Section 2.6(b) below, at a price of $11.50 per such unit.

1.55 “Purchaser Warrant” means a warrant to purchase one-half of one share of Purchaser Common Stock at a price of $11.50 per whole share of Purchaser Common Stock.

1.56 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.57 “Registration Rights Agreement” means the agreement in the form attached as Exhibit B hereto governing the resale of the Closing Shares and the Earn-Out Shares and the securities registrable pursuant to the Parent Registration Rights Agreement.

1.58 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.59 “SEC” means the Securities and Exchange Commission.

1.60 “Securities Act” means the Securities Act of 1933, as amended.

1.61 “Sponsor” means NeoGenesis Holding Co. Ltd., a British Virgin Islands company.

1.62 “Stockholders” means the holders of the issued and outstanding Company Capital Stock.

1.63 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.64 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.65 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.66 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.67 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.68 “Trust Agreement” means that certain Investment Management Trust Agreement, made as of February 13, 2020 by and between Parent and Continental Stock Transfer & Trust Company.

1.69 “Trustee” means Continental Stock Transfer & Trust Company, acting as trustee pursuant to the Trust Agreement.

1.70 “UCC” means the Uniform Commercial Code of the State of Delaware, or any corresponding or succeeding provisions of Laws of the State of Delaware, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.71 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Effective Time (as defined in Section 2.2 below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Law (2020 Revision) (“Cayman Islands Companies Law”) and the Delaware General Corporation Law (“Delaware Law”), respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.

2.2 Reincorporation Effective Time. The parties hereto shall cause the Reincorporation Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Plan of Merger (and other documents required by Cayman Islands Companies Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Cayman Islands Companies Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Plan of Merger, being the “Reincorporation Effective Time”).

2.3 Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger and the applicable provisions of Delaware Law and Cayman Islands Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (d) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Reincorporation Merger.

2.4 Memorandum and Articles of Association. At the Reincorporation Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Reincorporation Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Purchaser (the “Charter Documents”), as in effect immediately prior to the Reincorporation Effective Time, shall be the Charter Documents of the Reincorporation Surviving Corporation.

2.5 Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and prior to the Closing, the board of directors of the Reincorporation Surviving Corporation shall be the board of directors of the Parent immediately prior to the Reincorporation Merger.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares. At the Reincorporation Effective Time, every issued and outstanding Parent Ordinary Share, other than those described in Section 2.6(f) below and other than Parent Ordinary Shares (the “Converting Shares”) that the holders thereof validly have elected to convert into a pro rata portion of the Trust Fund in connection with the Closing as provided for in Parent’s Organizational Documents and the Prospectus (as defined in Section 13.14 below) (each, a “Converting Shareholder”), shall be converted automatically into one share of Purchaser Common Stock. At the Reincorporation Effective Time, all Parent Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Effective Time, as evidenced by the register of members of the Parent (the “Register of Members”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Ordinary Shares immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of shares of Purchaser Common Stock into which such certificate or book entry position is convertible according to this Section 2.6(a); provided, however, that each certificate or book entry position representing a Converting Share shall entitle the Converting Shareholder to receive only a pro rata portion of the Trust Fund as provided for in Parent’s Organizational Documents and the Prospectus. Upon surrender of each certificate (if any) previously evidencing Parent Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock.

(b) Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be separated automatically into its constituent securities, which shall be converted automatically into securities of Purchaser in accordance with Section 2.6(a), (c) or (d), as applicable. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Units immediately prior to the Reincorporation Effective Time, as evidenced by the Register of Members, shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of shares of Purchaser Common Stock and Purchaser Warrants.

(c) Parent Rights. At the Reincorporation Effective Time, every issued and outstanding Parent Right shall be converted automatically into one-tenth (1/10) of one share of Purchaser Common Stock, in accordance with the terms thereof. At the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Rights immediately prior to the Reincorporation Effective Time, as evidenced by the register of rights holders, shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Rights immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of shares of Purchaser Common Stock into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of shares of Purchaser Common Stock.

(d) Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall remain outstanding but shall be automatically adjusted to become one Purchaser Warrant, in accordance with the terms thereof. Each Purchaser Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement (the “Warrant Agreement”), dated as of February 13, 2020, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent. At the Closing, the Purchaser shall enter into an amendment to the Warrant Agreement solely to evidence the succession of the Purchaser to the Parent and the assumption by the Purchaser of the covenants of Parent contained in the Warrant Agreement and the Parent Warrants. Upon surrender of each certificate (if any) previously evidencing Parent Warrants, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Warrants.

(e) Parent Unit Purchase Option. At the Reincorporation Effective Time, each Parent UPO shall remain outstanding but shall be automatically adjusted to become a Purchaser UPO, in accordance with the terms thereof. Each of the Purchaser UPOs shall continue to have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Reincorporation Effective Time. At the Closing, the Purchaser shall enter into an amendment to the agreement governing each Purchaser UPO solely to evidence the succession of the Purchaser to the Parent and the assumption by the Purchaser of the covenants of Parent contained in such agreement. At or prior to the Reincorporation Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Warrants included in such Purchaser UPOs.

(f) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any Subsidiary of the Parent immediately prior to the Reincorporation Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Reincorporation Merger or the conversion of the Parent Rights pursuant to Section 2.6(c) above, and each holder of Parent Securities who would otherwise be entitled to a fraction of a share of Purchaser Common Stock at any time of Parent Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Purchaser, in lieu of such fractional share, one (1) share of Purchaser Common Stock.

2.7 Surrender of Securities. All securities issued in exchange for Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Ordinary Shares in the Reincorporation Merger represents the fair value of such Parent Ordinary Shares for the purposes of the Cayman Islands Companies Law.

ARTICLE III
THE ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, immediately after the Reincorporation Merger, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation in the Acquisition Merger.

3.2 Closing; Effective Time.

Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, on a date no later than three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article IX, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under Delaware Law. The Acquisition Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Acquisition Merger becomes effective being the “Effective Time”).

3.3 Board of Directors. Immediately after the Closing, the Reincorporation Surviving Corporation’s board of directors will consist of seven (7) directors. The Company shall designate five (5) directors, at least two (2) of whom shall qualify as independent directors under the Securities Act and the rules of any applicable securities exchange. The Reincorporation Surviving Corporation shall designate two (2) directors from its pre-Acquisition Merger board, both of whom shall qualify as an independent director under the Securities Act and the rules of any applicable securities exchange.

3.4 Effects of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Certificate of Merger and in the applicable provisions of Delaware Law.

3.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub shall become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be that of the Company, until thereafter amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Sub, except that the name of the Surviving Corporation shall be that of the Company, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Law.

3.6 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock (as defined in Section 5.5) on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law. If, after the Effective Time, certificates for Company Capital Stock are presented to the Purchaser or the Company for any reason, they shall be canceled and exchanged as provided in Article IV.

3.7 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the Company or the Stockholders’ Representative shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser, the Company or the Stockholders’ Representative, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. Purchaser shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

3.8 Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right after the Effective Time by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.10 Section 368 Reorganization. For U.S. federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Acquisition Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). For the avoidance of doubt, the receipt of any portion of the Earn-out Shares shall be treated and reported for income tax purposes as being received as additional merger consideration as part of the “reorganization” in accordance with the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, except as expressly set forth herein, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) except as results from a breach of a representation or warranty of the other party expressly set forth herein, is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code.

3.11 Support Agreements. Concurrently with the execution of this Agreement, the Stockholders identified on Schedule 3.11 attached hereto (the “Supporting Stockholders”) have entered into support agreements with Parent (the “Support Agreements”), pursuant to which each of the Supporting Stockholders has agreed to, among other things, (a) vote all of the shares of Company Capital Stock beneficially owned by such Supporting Stockholder (which vote may be done by executing a written consent) in favor of (i) the adoption of this Agreement and the approval of the Acquisition Merger and (ii) the approval of the automatic conversion of each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time into shares of the Company Common Stock in accordance with the terms of Section B.4.(b)(ii) of Article IV of the Company’s amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on December 13, 2017, and (b) not engage in any transactions involving the securities of Parent prior to the Closing.

3.12 PIPE Transaction. On or prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed subscription agreements or securities purchase agreements from the investors party thereto, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of the Purchaser for an aggregate purchase price of at least $12,000,000 in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Transaction”).

3.13 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under Delaware Law, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of Delaware Law and otherwise complied with all of the provisions of Delaware Law relevant to the exercise and perfection of dissenters’ rights (such shares, “Dissenting Shares”) shall not be converted into, and such Stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under Delaware Law. Any Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Closing Consideration and, subject to and in accordance with Section 4.4(a) below, the applicable portion of the Earn-out Shares, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 4.3, of the certificates representing the Company Common Stock that formerly evidenced such Dissenting Shares.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV
CONVERSION OF SHARES; CONSIDERATION

4.1 Conversion of Capital Stock.

(a) Closing Merger Consideration.

(i) At least three (3) Business Days prior to the Closing, the Company shall prepare and deliver a written statement to Parent, in form and substance reasonably acceptable to Parent (the “Closing Statement”), setting forth on a consolidated basis the Company’s determination of the Company Group’s Indebtedness for borrowed money immediately prior to the Closing (after the conversion of the Bridge Loan). The Closing Statement shall be prepared in accordance with U.S. GAAP, consistent with past practice (as modified by the terms of this Agreement) and shall be accompanied by a certificate executed by an executive officer of the Company to such effect.

(ii) The aggregate amount to be paid by the Purchaser at the Closing with respect to the Company Common Stock (other than the Bridge Loan Shares) and the Company Options shall equal (x) $100,000,000, plus (y) the aggregate exercise price of the Company Options outstanding as of the date hereof or issued between the date hereof and the Closing, minus (z) the amount of the Company’s Indebtedness for borrowed money immediately prior to the Closing (after the conversion of the Bridge Loan) as set forth in the Closing Statement (the “Closing Merger Consideration”), payable in shares of Purchaser Common Stock in accordance with Section 4.1(b) below.

(b) Conversion of Common Stock. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued pursuant to Section 4.2(a) above and the Bridge Loan Shares), other than the Dissenting Shares, shall be canceled and automatically converted into the right to receive, without interest (the “Per Share Merger Consideration”):

(i) at the Closing, a number of shares of Purchaser Common Stock equal to the Closing Exchange Ratio (the “Per Share Closing Consideration,” and the aggregate Per Share Closing Consideration, the “Closing Shares”); and

(ii) subject to and in accordance with Section 4.4(a) below, a portion of Earn-out Shares (as defined below); provided that the Bridge Lender shall not have the right to receive any Earn-out Shares with respect to the Bridge Loan Shares.

For the avoidance of doubt, each Stockholder will cease to have any rights with respect to the shares of Company Common Stock, except the right to receive the Per Share Closing Consideration and the applicable portion of the Earn-out Shares.

(c) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

(d) Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company (as treasury shares or otherwise) or any of its Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(e) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Surrender of Certificates. All shares of Purchaser Common Stock issued upon the surrender of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any share of Company Common Stock shall have been lost, stolen or destroyed, Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or the shares of Purchaser Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(i) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Acquisition Merger, and each Stockholder who would otherwise be entitled to a fraction of a share of Purchaser Common Stock at any time shares of Purchaser Common Stock are being distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Purchaser, in lieu of such fractional share, one (1) share of Purchaser Common Stock.

4.2 Company Derivative Securities.

(a) Conversion of Preferred Stock. Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of the Company Common Stock in accordance with the terms of Section B.4.(b)(ii) of Article IV of the Company’s amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on December 13, 2017. At the Effective Time, all of the shares of the Company Common Stock issued upon such automatic conversion shall be converted into the right to receive the Per Share Closing Consideration and the applicable portion of the Earn-out Shares, in accordance with Section 4.1(b) above and Section 4.4 below. All of the shares of Company Preferred Stock so converted into shares of Company Common Stock shall no longer be issued and outstanding and shall cease to exist immediately prior to the Effective Time, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock.

(b) Company Options. At the Effective Time, each outstanding Company Option, whether or not exercisable and whether or not vested, immediately prior to the Effective Time, shall be assumed by Purchaser and converted into an option to purchase a number of shares of Purchaser Common Stock (such option, an “Exchanged Option”) equal to the product (rounded to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the Closing Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (ii) the Closing Exchange Ratio; provided, however, that the exercise price and the number of shares of Purchaser Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and the U.S. Department of Treasury regulations thereunder, as applicable. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time (including any acceleration as to vesting that may have been triggered in connection with the transactions contemplated hereby, and subject to the adjustments required by this Section 4.2(b) after giving effect to the Acquisition Merger). Purchaser shall assume the Company Plan (the “Assumed Plan”) such that the Exchanged Options will be issued under the Assumed Plan, provided that the Assumed Plan shall be amended such that no further awards may be granted under the Assumed Plan, and Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Company Options. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the assumption of the Company Plan and the treatment of the Company Options pursuant to this subsection, and to cause any disposition or acquisition of equity securities of Purchaser pursuant to this Section 4.2(b) by each individual who is a director or officer of Purchaser or who will become a director or officer of Purchaser at the Effective Time to be exempt under Rule 16b-3 under the Exchange Act. Purchaser shall file an appropriate registration statement or registration statements with respect to the shares of Purchaser Common Stock subject to such Exchanged Options (other than any Exchanged Options held by any former employee, director or consultant of the Company immediately prior to the Effective Time) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

4.3 Merger Consideration Exchange Procedures.

(a) Exchange Procedures. At least three (3) Business Days prior to the Closing, the Stockholders shall deliver the certificates evidencing their right to shares of Company Common Stock or Company Preferred Stock or the instruments evidencing the Bridge Loans to the Company for cancellation, or in the case of a lost, stolen or destroyed certificate or instrument, will deliver to the Company an affidavit (and indemnity if required) in the manner provided in Section 4.1(g) above, together with a letter of transmittal in substantially the form attached hereto as Exhibit C (“Letter of Transmittal”), and upon the Closing, the Stockholders shall receive in exchange therefor their respective portions of the Closing Shares (less their respective portions of the Escrow Shares, except in the case of the Closing Shares issuable in respect of the Bridge Loan Shares) in book-entry form (unless certificates representing such shares of Purchaser Common Stock are otherwise requested by a Stockholder) in accordance with Section 4.2(b) above, and the certificates representing the Company Common Stock and Company Preferred Stock and the instruments representing the Bridge Loans shall forthwith be cancelled. Until so surrendered, outstanding certificates for Company Common Stock and Company Preferred Stock and instruments representing the Bridge Loans will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Closing Shares (less the applicable portion of the Escrow Shares, except in the case of the Closing Shares issuable in respect of the Bridge Loan Shares), and subject to and in accordance with Section 4.4(a) below, the applicable portion of the Earn-out Shares, as prescribed by this Agreement.

(b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered certificates for Company Common Stock and Company Preferred Stock and instruments representing the Bridge Loans with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such certificates shall surrender such certificates and instruments. Subject to applicable law, following surrender of any such certificates or instruments, Purchaser shall promptly deliver to the record holders thereof, without interest, the applicable portion of the Closing Shares issued in exchange therefor in book-entry form (unless certificates representing such shares of Purchaser Common Stock are otherwise requested by a Stockholder) and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Purchaser Common Stock.

(c) Transfers of Ownership. If shares of Purchaser Common Stock are to be issued in book-entry form in a name other than that in which the certificates for Company Common Stock and Company Preferred Stock and the instruments for the Bridge Loans surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the certificates or instruments so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other taxes required by reason of the issuance of shares of Purchaser Common Stock representing the Per Share Merger Consideration in any name other than that of the registered holder of the certificates so surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

4.4 Earn-out Payment.

(a) In addition to the Closing Merger Consideration, the Stockholders shall be entitled to receive an additional 4,000,000 shares of Purchaser Common Stock (the “Earn-out Shares”) if, for the fiscal year ending December 31, 2021, the Purchaser’s revenue, as determined in accordance with U.S. GAAP as consistently applied heretofore by the Company Group, equals or exceeds $30,000,000; provided that the Bridge Lender shall not be entitled to receive Earn-out Shares with respect to the Bridge Loan Shares.

(b) At the Closing, Purchaser shall deposit in escrow the Earn-out Shares in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between the Purchaser, the Stockholder Representative, and Continental Stock Transfer & Trust Company, as escrow agent (the “Earn-out Escrow Agreement”). The Earnout Escrow Agreement will provide that, within five (5) Business Days of the filing of the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, provided the Earn-out Shares are earned in accordance with Section 4.4(a) above, the Purchaser and the Stockholder Representative shall provide joint written instructions to the escrow agent to release the Earn-out Shares to the Stockholders. Each Stockholder (other than any holder of Dissenting Shares) shall be entitled to receive a number of Earn-Out Shares equal to (i) the number of Closing Shares (other than Closing Shares issued in respect of the Bridge Loan Shares) that continue to be beneficially owned by such Stockholder and its Permitted Transferees, including any Closing Shares held in escrow pursuant to the Escrow Agreement, multiplied by (ii) the Earn-out Rate (rounded to the nearest whole share).

(c) All share and per share amounts in this Section 4.4 shall be appropriately adjusted to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, with respect to the Purchaser Common Stock subsequent to the Closing Date.

4.5 Restrictions on Transfer. The Letter of Transmittal shall include, among other provisions, restrictions on transfer of the shares of Purchaser Common Stock issued in connection with the Acquisition Merger hereunder, pursuant to which the shares of Purchaser Common Stock issued to each Stockholder (other than the Closing Shares issued in respect of the Bridge Loan Shares) will be locked up for one (1) year (subject to certain exceptions contained in the Letter of Transmittal); provided, that 50% of the shares of Purchaser Common Stock issued to each Stockholder will be released from the foregoing lockup if the volume-weighted average price per share of the Purchaser Common Stock is $12.50 or greater for 20 trading days in any 30 consecutive trading day period commencing more than six (6) months after the Closing. The book entry position or certificate representing such shares of Purchaser Common Stock shall include prominent disclosure or bear a legend evidencing the fact that such shares are subject to such lockup described in this Section 4.5.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, Purchaser and the Merger Sub (collectively, the “Purchaser Parties”) that, except as set forth in Schedule 5 delivered by the Company to the Purchaser Parties, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). For the avoidance of doubt, unless the context otherwise requires, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries (collectively, the “Company Group”).

5.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which any member of the Company Group is qualified to conduct the business.

5.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of (i) this Agreement and the transactions contemplated hereby by the holders of a majority of the voting power of the Company Capital Stock and by the holders of a majority of the outstanding shares of Company Preferred Stock and (ii) the conversion of the Company Preferred Stock to Company Common Stock in accordance with Section 4.2(a) above by the holders of a majority of the outstanding shares of Company Preferred Stock (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by the Company Group, except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”) and except where the failure to obtain such consents, approvals, licenses, or other actions, or to submit such registrations, declarations or filings, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect, or (y) prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement.

5.4 Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Contract binding upon the Company Group or by which any of the shares of Company Common Stock, or any of the Company Group’s assets is or may be bound, (d) result in the creation or imposition of any Lien on any of the shares of Company Common Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group is entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, except, in the case of clauses (b), (c) and (e), as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capitalization. As of the date hereof, the Company has an authorized capitalization consisting of 65,000,000 shares of common stock, $0.0001 par value per share (the “Company Common Stock”), and 30,000,000 shares of preferred stock, $0.0001 par value per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”), of which 26,066,759 shares of Company Common Stock are issued and outstanding as of the date hereof and 16,789,088 shares of Company Preferred Stock are issued and outstanding. No Company Capital Stock is held in its treasury. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding shares of Company Capital Stock, other than shares of Company Common Stock issued pursuant to the exercise of Company Options after the date hereof and prior to the Closing, are owned legally and beneficially by the Stockholders set forth on Schedule 5.5. The only shares of Company Common Stock that will be issued and outstanding immediately after the Closing will be the shares of Company Capital Stock owned by Purchaser. No other class of capital stock of the Company is authorized, issued or outstanding. Except as set forth in Schedule 5.5, and except for Company Options issued after the date hereof and prior to the Closing pursuant to the Company Plan as in effect on the date hereof, there are no: (a) outstanding subscriptions, options, warrants, rights, calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Organizational Documents. Copies of Organizational Documents of each member of the Company Group have been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No member of the Company Group has taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.7 Corporate Records. All proceedings of each member of the Company Group’s board of directors (or similar governing body) occurring since January 1, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course of business consistent with past practice. The stock ledgers and stock transfer books of each member of the Company Group are complete and accurate. The stock ledgers and stock transfer books and minute book records of each member of the Company Group relating to all issuances and transfers of stock by the Company Group, and all proceedings of the board of directors, including committees thereof, and Stockholders since January 1, 2018 have been made available to the Purchaser Parties, and are true, correct and complete copies of the stock ledgers, stock transfer books and minute book records of the Company Group.

5.8 Assumed Names. Schedule 5.8 is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement, used by any member of the Company Group, including names on any websites. Since January 1, 2018, no member of the Company Group has used any name other than the names listed on Schedule 5.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.9 Subsidiaries. Schedule 5.9 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.9, (a) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (b) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (c) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (d) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (e) the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (f) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (g) there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.10 Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any shares of Company Capital Stock or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”), except where the failure to obtain such consents, approvals, authorizations, orders or other actions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11 Financial Statements.

(a) Schedule 5.11 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2018, consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve (12) month periods ended on such date, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such date, (ii) the unaudited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2019, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements for the twelve (12) month periods ended on such date, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date, and (iii) unaudited financial statements of the Company as of and for the nine (9) month period ended September 30, 2020 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”) and the unaudited consolidated income statement for the nine (9) month period ended on such date (collectively, the “Financial Statements”).

(b) The Financial Statements fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, subject, in the case of the unaudited Financial Statements, to normal audit adjustments and the absence of footnotes. The Financial Statements (i) were prepared from the Books and Records of the Company; and (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied.

(c) Except (i) as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, (ii) as incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement since the Balance Sheet Date, or (iii) as would not have a Material Adverse Effect, there are no Liabilities of the Company of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed, reflected or fully reserved against on the Company Balance Sheet or in the related notes to the Financial Statements.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as reflected in the Company Balance Sheet and as set forth on Schedule 5.11, the Company does not have any Indebtedness for borrowed cash as of the date of this Agreement.

5.12 Books and Records.

(a) The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) The books of account, minute books and transfer ledgers and other similar Books and Records of the Company Group have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

5.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13 or as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any action or event which would have required the consent of the Parent under Section 7.1 below if such event or action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to the Company Group’s Assets.

(a) The items of Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses. All of the Tangible Personal Property is in the control of the Company Group or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except for assets that are immaterial to the Business and disposed of in the ordinary course of business since the Most Recent Balance Sheet Date. No such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. There is no Action pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company Group. No event has occurred or circumstances exist that, to the knowledge of the Company Group, may give rise to, or serve as a basis for, any such Action.

5.16 Contracts.

(a) Schedule 5.16(a) lists all Material Contracts, oral or written, in effect on the date of this Agreement. The term “Material Contracts” means any of the following Contracts to which any member of the Company Group is a party and which are currently in effect:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $250,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $250,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $100,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company Group in excess of $500,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to non-competition, secrecy, confidentiality and nondisclosure restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(ix) any guaranty by the Company Group of any obligation of a third party in excess of $250,000;

(x) all Contracts with the Company Group to which any Stockholder owning Company Capital Stock representing 10% or more of the outstanding voting power of the Company is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $500,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, and (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract and written summaries of each oral Material Contract.

(c) None of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Insurance. Schedule 5.17 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company Group to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company Group or its employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company Group has not received any notice of cancellation or termination in respect of any such policy or default thereunder. The Company Group believes such insurance policies, in light of the nature of the Company Group’s business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. Neither the Company Group, nor, to the knowledge of the Company Group, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 5.17 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years, the Company Group has not filed for any claims exceeding $2,000,000 against any of its insurance policies, exclusive of automobile and health insurance policies. The Company Group has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 5.17 will not be available in the future on substantially the same terms as now in effect.

5.18 Licenses and Permits. Schedule 5.18 correctly lists each license, franchise, permit, order or approval or other similar authorization of an Authority granted to or held by the Company Group, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 5.18, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business, except for Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.19 Compliance with Laws. The Company Group is not in violation of, and during the past two (2) years has not violated, any Law, or judgment, order or decree entered by any Authority, domestic or foreign. Except as set forth on Schedule 5.18, no Permit is required by the Company Group in the conduct of the Business under any applicable Laws. Within the past two (2) years, no written notice of non-compliance with any Law, judgment, order or decree has been received by the Company Group (and the Company Group has no knowledge of any such notice delivered to any other Person).

5.20 Intellectual Property.

(a) Schedule 5.20 sets forth a true, correct and complete list of all registered Intellectual Property Rights (or for which an application for registration has been filed), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past two (2) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c) The current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect. Any material Intellectual Property Rights owned by the Company Group and used in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company Group and no client, customer or other third-party has any claim of ownership on any such material Intellectual Property Rights.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

(g) The Company Group owns, leases, licenses, or otherwise has the legal right to use all its Business Systems, and such Business Systems are sufficient for the immediate needs of the Business as currently conducted by the Company Group. Except as specified in Section 5.20(g) of the disclosure schedule, the Company Group maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company Group has purchased a sufficient number of seat licenses for their Business Systems.

5.21 Customers and Suppliers.

(a) Schedule 5.21(a) sets forth a list of the Company Group’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company Group’s 2018 and 2019 fiscal years and for the six-month period ended June 30, 2020, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) To the knowledge of the Company Group, no supplier listed on Schedule 5.21(a) and no customer listed on Schedule 5.21(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) become insolvent or subject to bankruptcy proceedings.

5.22 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Company Group’s knowledge, there is no contest, claim, or assertion of a right of setoff relating to the amount or validity of any account receivable or note that could reasonably be expected to result in a Material Adverse Effect. To the Company Group’s knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.22(c) separately identifies any and all accounts receivable or notes which are owed to the Company Group by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Schedule 5.22(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.23 Pre-payments. Except as set forth on Schedule 5.23, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.24 Employees.

(a) Schedule 5.24(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of September 30, 2020 and includes the name, title, and total compensation (including bonuses) for the 2019 fiscal year for each such person.

(b) Except as set forth on Schedule 5.24(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.25 Employment Matters.

(a) Schedule 5.25(a) sets forth a true and complete list of (i) the form of employment agreement and, if applicable, commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Schedule 5.25(b):

(i) to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.26 Withholding. All obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements.

5.27 Real Property.

(a) Except as set forth on Schedule 5.27, the Company Group does not own any Real Property. The Company Group has good, valid and subsisting title to the owned Real Property described on Schedule 5.27, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $200,000 to repair or otherwise remediate for any single Real Property.

5.28 Accounts. Schedule 5.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.29 Tax Matters.

(a) (i) The Company Group has duly and timely filed all United States federal income Tax Returns and other material Tax Returns that it was required to file, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (ix) except as set forth on Schedule 5.29(a)(ix), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (x) any Tax sharing or Tax allocation, with respect to the Company Group and another person will be terminated with respect to the Company Group prior to the Closing Date, other than any customary commercial contract the principal subject of which is not Taxes; and (xi) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(c) No member of the Company Group has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that, to the Company Group’s knowledge, would prevent or impede, or would reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying as a reorganization governed by Section 368 of the Code.

5.30 Environmental Laws.

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning the Hazardous Material Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c) There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material Liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.31 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Purchaser Parties or any of their Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.32 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside of the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker or otherwise in respect of the obligation of any Person outside the Company Group, other than as reflected in the Financial Statements and other than any such obligations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.33 Directors and Officers. Schedule 5.33 sets forth a true, correct and complete list of all directors and officers of the Company Group.

5.34 Certain Business Practices. Neither the Company Group nor any director, officer, or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor to the knowledge of the Company Group, any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, during the past two (2) years, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group or that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.35 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

5.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.37 No Additional Representations. Except as otherwise expressly provided in this Article V or elsewhere herein, neither the Company Group, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Sub or any of their respective representatives, except as expressly set forth in Article VI.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group and the Stockholders that, except as disclosed in the Parent SEC Documents or in Schedule 6 delivered by the Purchaser Parties to the Company, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

6.1 Corporate Existence and Power. Parent is a exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of Purchaser and Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each Purchaser Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound, subject to obtaining the Required Parent Shareholder Approval (as defined in Section 9.1(f) below). This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements to which the Purchaser Parties are a party will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against the Purchaser Parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.3 Governmental Authorization. Neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreement to which they are a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority by the Purchaser Parties, except for the approvals listed on Schedule 6.3 and except where the failure to obtain such consents, approvals, licenses, or other actions, or to submit such registrations, declarations or filings, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect, or (y) prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent Parent from performing its obligations under this Agreement.

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements to which they are a party do not and will not, (i) provided that number of Converting Shares is less than the number specified in the Parent’s Organizational Documents, contravene or conflict with the organizational or constitutive documents of Purchaser, (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser Parties or require any payment or reimbursement or to a loss of any material benefit relating to their business to which the Purchaser Parties are entitled under any provision of any Contract binding upon the Purchase Parties or by which any of the shares of Purchaser Common Stock, or any of the Purchaser Parties’ assets is or may be bound, (d) result in the creation or imposition of any Lien on any of the shares of Purchaser Common Stock, (e) cause a loss of any material benefit relating to their business to which the Purchaser Parties are entitled under any provision of any Permit or Contract binding upon the Purchaser Parties, or (f) result in the creation or imposition of any Lien on any of the Purchaser Parties’ material assets, except, in the case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect.

6.5 Organizational Documents. Copies of Organizational Documents of each Purchaser Party have been made available to the Company, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No Purchaser Party has taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

6.6 Subsidiaries. Other than the Purchaser and Merger Sub, Parent has no Subsidiaries. Other than as set forth on Schedule 6.6, (a) all of the outstanding equity securities of each Subsidiary of Parent are duly authorized and validly issued, fully paid and non-assessable, and are owned by Parent or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (b) there are no Contracts to which the Purchaser Parties or any of their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of Parent other than the Organizational Documents of any such Subsidiary; (c) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Parent is a party or which are binding upon any Subsidiary of Parent providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of Parent; (d) no Subsidiary of Parent has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (e) Parent does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (f) none of Parent or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (g) there are no outstanding contractual obligations of Parent or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.7 Consents. There are no Contracts binding upon the Purchaser Parties or by which any shares of Purchaser Common Stock or any of the Purchaser Parties’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

6.8 Finders’ Fees. Except for the Deferred Underwriting Amount and fees due to Craig-Hallum Capital Group LLC relating to the transactions contemplated by this Agreement or any of the Additional Agreements, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Purchaser or their Affiliates who might be entitled to any fee or commission from Parent, Purchaser, or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.9 Issuance of Shares. The Closing Shares and the Earn-out Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.10 Capitalization.

(a) The authorized share capital of Parent consists of 100,000,000 Parent Ordinary Shares, and 1,000,000 preferred shares, par value $0.0001 per share, of which 7,460,000 Parent Ordinary Shares are issued and outstanding as of the date hereof and zero preferred shares are issued and outstanding. 506,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Units underlying the Parent UPO, 575,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Rights and 5,750,000 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants. Additionally, 272, 300 Parent Ordinary Shares re reserved for issuance upon the exercise of the units issued to the Sponsor in the private placement (the “Private Units”) that occurred simultaneously with the closing of the IPO and 27,250 Parent Ordinary Shares are reserved for issuance upon the exercise of the rights underlying the Private Units. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Companies Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents and the Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) As of the date of this Agreement, the authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.0001 per share (“Purchaser Common Stock”), and zero preferred shares, of which 100 shares of Purchaser Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) At the Reincorporation Effective Time, the authorized capital stock of Purchaser will consist of 40,000,000 shares of Common Stock, par value $0.0001 per share. Schedule 6.10(c) lists the number of shares of Purchaser Common Stock that will be issued and outstanding at the Reincorporation Effective Time and at the Closing. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(e) Except as provided for in this Agreement or as set forth in Schedule 6.10(e), there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or the Purchaser is a party or by which it is bound obligating Parent or the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or the Purchaser or obligating Parent or the Purchaser to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Neither Parent nor the Purchaser has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Parent shareholders or the Purchaser stockholders on any matter.

(f) All outstanding securities of Parent, the Purchaser and Merger Sub have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Laws, and (y) all requirements set forth in any applicable material Contracts and Organizational Documents.

(g) Except as set forth in Schedule 6.10(g) or as contemplated by this Agreement or the Parent SEC Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent or the Purchaser is a party or by which Parent or the Purchaser is bound with respect to any securities of Parent or the Purchaser.

(h) Except as provided for in this Agreement or as set forth in Schedule 6.10(h), as a result of the consummation of the transactions contemplated by this Agreement, no shares of capital stock, warrants, options, or other securities of Parent or the Purchaser are issuable and no rights in connection with any shares, warrants, options, or other securities of Parent or the Purchaser accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i) Except as provided for in this Agreement or as set forth in Schedule 6.10(i), no outstanding securities of Parent or the Purchaser are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent or the Purchaser.

6.11 Business Activities. Since their organization, the Purchaser Parties have not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the their Organizational Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon a Purchaser Party or to which any Purchaser Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Purchaser Parties, any acquisition of property by the Purchaser Parties, or the conduct of business by Purchaser Parties.

6.12 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.13 Trust Fund. As of the date of this Agreement, Parent has at least $57,894,944 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a United States-based trust account at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since February 13, 2020 through the date hereof, Parent has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the Effective Time, upon approval of the Parent Shareholder Approval Matters, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent shareholder shall be entitled to receive any amount from the Trust Fund except for amounts payable to the Converting Shareholders in accordance with Parent’s Organizational Documents and the Prospectus in connection with the Closing. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor the Purchaser nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or that funds available in the Trust Fund will not be available to Parent, the Purchaser and Merger Sub on the Closing Date. Neither Parent nor the Purchaser nor Merger Sub has any legally binding agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness other than loans made by the Parent Initial Shareholders in order to meet Parent’s working capital needs in connection with the transactions contemplated herein.

6.14 Listing. As of the date hereof, the Parent Units, Parent Ordinary Shares, Parent Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “NBACU,” “NBAC,” “NBACW,” and “NBACR,” respectively. Except as set forth in the Parent SEC Documents, there is no, and there has never been any, action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq to prohibit or terminate the listing of the Parent Ordinary Shares, Parent Rights, Parent Warrants or Parent Units on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Ordinary Shares, Parent Rights, Parent Warrants or Parent Units under the Exchange Act.

6.15 Board Approval. Each of the Parent Board (including any required committee or subgroup of such Board), and the sole directors of each of the Purchaser and the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.16 Parent SEC Documents and Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.16) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.16, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Parent as of the dates thereof and the results of operations of the Parent for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP.

(d) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(e) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(f) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) The books of account, minute books and transfer ledgers and other similar Books and Records of Parent have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(h) As of the date hereof, there are no outstanding written comments from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.17 Absence of Certain Changes. Since the date of the latest balance sheet included in the Parent Financial Statements, the Purchaser Parties have conducted their business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.17 or as contemplated by this Agreement, since such date, there has not been:

(a) any Material Adverse Effect;

(b) any action or event which would have required the consent of the Company under Section 7.1 below if such event or action had been taken or such event had occurred between the date hereof and the Closing Date.

6.18 Properties. The Purchaser Parties do not own or lease any real property or personal property. There are no options or other contracts under which a Purchaser Party has a right or obligation to acquire or lease any interest in real property or personal property.

6.19 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

6.20 Insurance. Except for directors’ and officers’ liability insurance, the Purchaser Parties do not maintain any insurance policies.

6.21 Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

6.22 Intellectual Property. The Purchaser Parties do not own, license, or otherwise have any right, title or interest in any material intellectual property.

6.23 Employment Matters. The Purchaser Parties do not maintain, and have no liability under, any employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any shareholder, director, or employee of the Purchaser Parties, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

6.24 Environmental Laws. The Purchaser Parties have not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Purchaser Parties, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

6.25 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.26 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.27 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.28 Tax Matters.

(a) (i) Each Purchaser Party has duly and timely filed all United States federal income Tax Returns and other material Tax returns it was required to file, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchase Parties; (vi) none of the assets of the Purchaser Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (vii) there is no Lien for Taxes upon any of the assets of the Purchaser Parties that arose in connection with any failure (or alleged failure) to pay any Tax;; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (x) no Purchaser Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

(b) The unpaid Taxes of the Purchaser Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser Parties in filing its Tax Return.

(c) None of the Purchaser Parties has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that, to the Parent’s knowledge, would prevent or impede, or would reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying as a reorganization governed by Section 368 of the Code.

6.29 Contracts. Schedule 6.29 lists all material Contracts, oral or written, to which any of the Purchaser Parties is a party other than those available in full without redaction on the SEC’s website through EDGAR.

6.30 PIPE Documents. The PIPE Documents are legal, valid and binding obligations of the Purchaser and, to the knowledge of Parent, each other party thereto (assuming the due execution by each such party), enforceable against the Purchaser and, to the knowledge of Parent, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Purchaser or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent, the Purchaser or Merger Sub or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Transaction that have not been entirely superseded by the PIPE Documents.

6.31 No Additional Representations and Warranties. Except as provided in this Article VI, neither the Purchaser Parties, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Group, or their Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company Group, its Affiliates or any of their respective representatives by, or on behalf of, the Purchaser Parties, and any such representations or warranties are expressly disclaimed. The Purchaser Parties are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company Group or any of its representatives, except as expressly set forth in Article V.

ARTICLE VII

COVENANTS OF THE PARTIES PENDING CLOSING

The parties hereto covenant and agree covenant and agree that:

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each of the Company Group and the Purchaser Parties shall, except to the extent that Parent (in the case of the Company Group) or the Company (in the case of the Purchaser Parties) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 7.1 or as contemplated by this Agreement, conduct its business only in the ordinary course consistent with past practice and shall use its commercially reasonable efforts consistent with past practice to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Parent (in the case of the Company Group) or the Company (in the case of the Purchaser Parties), and except as set forth in Schedule 7.1 or as contemplated by this Agreement, none of the Company Group or the Purchaser Parties shall:

(i) except as expressly contemplated by this Agreement, amend, modify or supplement its Organizational Documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract, or any other right or asset of such Person which involve payments to such Person in excess of $250,000;

(iii) modify, amend or enter into any contract, agreement, license or commitment, which obligates the payment by such Person of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the assets or assets of such Person or covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of such Person (other than, in the case of any Stockholder that is an employee, payments of salary accrued in said period at the current salary rate set forth on Schedule 5.25(a)) or any Affiliate of such Person;

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of such Person;

(ix) obtain or incur any loan or other Indebtedness in excess of $1,000,000, including drawings under the Company Group’s existing lines of credit;

(x) suffer or incur any Lien, except, in the case of the Company Group, for Permitted Liens, on such Person’s assets;

(xi) suffer any damage, destruction or loss of property related to any of such Person’s assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceeds $2,000,000;

(xii) merge or consolidate with or acquire any other Person (or assets constituting the business of another Person) or be acquired by (or sell or otherwise dispose of assets constituting a business to) any other Person;

(xiii) cause any insurance policy protecting any of such Person’s assets to lapse;

(xiv) make any change in its accounting principles, other than in accordance with applicable accounting policies or methods, or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $50,000 individually or $250,000 in the aggregate;

(xvii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock, other than (x) the issuance of Company Options pursuant to the Company Plan as in effect on the date hereof, (y) the issuance of shares of Company Common Stock upon exercise of Company Options, and (z) conversions or redemptions of Parent Ordinary Shares in accordance with Parent’s Organizational Documents as in effect on the date hereof;

(xviii) make or change any material Tax election or change any annual Tax accounting periods; or

(xix) agree to do any of the foregoing.

(b) Neither the Company Group nor the Purchaser Parties shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

7.2 Access to Information.

(a) From the date hereof until and including the Closing Date, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company Group by third parties that may be in the Company Group’s possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company Group shall, to the best of its ability, (i) continue to give the Purchaser Parties, their legal counsel and other representatives full access to the offices, properties and Books and Records, (ii) furnish to the Purchaser Parties and their legal counsel and other representatives such information relating to the Business as such Persons may request and (iii) cause the employees, legal counsel, accountants and representatives of the Company Group to cooperate with the Purchaser Parties in their investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.

(b) From the date hereof until and including the Closing Date, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Purchaser Parties by third parties that may be in the Purchaser Parties’ possession from time to time, and except for any information which in the opinion of legal counsel of the Parent would result in the loss of attorney-client privilege or other privilege from disclosure, the Purchaser Parties shall, to the best of their ability, (i) continue to give the Company Group, its legal counsel and other representatives full access to the offices, properties and Books and Records, (ii) furnish to the Company Group and their legal counsel and other representatives such information relating to its business as such Persons may request and (iii) cause the employees, legal counsel, accountants and representatives of the Purchaser Parties to cooperate with the Company Group in their investigation of the Purchaser Parties’ business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Purchaser Parties. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.

7.3 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any of the securities of the Purchaser Parties or the Company Group (as applicable) or any of the assets of the Purchaser Parties or the Company Group (as applicable);

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect, or is of a nature that is or may be materially adverse to the operations or financial condition of Parent; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company to be false in any material respect.

7.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call an extraordinary general meeting of its shareholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”), which will be included in the Registration Statement;

(ii) the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) Parent shall use its best efforts to timely file all reports, statements and schedules required under the Securities Act and the Exchange Act. In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (subject to applicable Law) (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

7.5 Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to the Parent’s shareholders with respect to the Proxy Statement and the Extension Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to use best efforts (subject to applicable Law) to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement and the Extension Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement, the Extension Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall use best efforts to cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.6 Company Group Review. At a reasonable time prior to the filing, issuance, or other submission or public disclosure of any statement, filing, notice, application, press release or other document made by or on behalf of the Purchaser Parties to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, including the Proxy Statement, the Registration Statement and the Extension Proxy Statement, any amendment or supplement thereto and any other filing with the SEC, or the submission of responses to comments from the SEC or its staff in connection therewith, the Company shall be given a reasonable opportunity to review and comment upon such document or response and give its consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, prior to filing, issuance, submission or disclosure thereof. Furthermore, the Purchaser Parties shall consider the comments of the Company Group in good faith and cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to any SEC comments on any such document. The Purchaser Parties shall provide the Company Group with a reasonable opportunity to participate in the response of Parent to comments from the SEC or its staff.

7.7 Trust Account. The Company Group acknowledges that the Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to the Converting Shareholders in connection with the Closing, (ii) the expenses owed to third parties, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties.

7.8 Employees of the Company Group. Schedule 7.8 lists those employees designated by the Company Group as key personnel of the Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company post-Closing, execute and deliver to the Company Group (i) non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”) and (ii) Labor Agreements. The Company shall use commercially reasonable efforts to satisfy all accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

7.9 Reporting and Compliance with Tax Law and Other Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority (other than Taxes being contested in good faith and for which adequate accruals or reserves have been established in accordance with U.S. GAAP) and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.10 Reasonable Best Efforts to Obtain Consents. The Company Group shall use commercially reasonable efforts to obtain each third-party consent required under this Agreement as promptly as practicable hereafter.

7.11 Extension of Time to Consummate a Business Combination.

(a) Extension by Shareholder Approval.

(i) Parent shall prepare (with the Company Group’s reasonable cooperation) and, not later than December 31, 2020 (or such later date to which the Parties mutually agree in writing), shall file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Parent Organizational Documents to extend the period of time Parent is afforded under its Organizational Documents and the final prospectus relating to the IPO to consummate an initial business combination from February 19, 2021 to May 19, 2021 (or such earlier date to which the Parties mutually agree in writing) (the “Extension Proposal”) on terms and conditions agreed upon by the parties. The Purchaser Parties shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Purchaser Parties shall consider the comments of the Company in good faith. The Purchaser Parties, with the assistance and written approval of the Company Group, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Purchaser Parties will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(ii) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser Parties shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(iii) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Parent shall distribute the Extension Proxy Statement to Parent’s shareholders and (x) having, prior to Effectiveness, established the record date therefor, shall duly call and give notice of an extraordinary general meeting of its shareholders (the “Extension Shareholders’ Meeting”) in accordance with its Organizational Documents and Cayman Islands Companies Law for a date no later than fifteen (15) Business Days prior to February 19, 2021, subject to Parent’s right to adjourn the Extension Shareholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from the Parent shareholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Shareholders’ Meeting, and (z) shall provide its shareholders with the opportunity to elect to convert their Parent Ordinary Shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s Organizational Documents. Parent may only adjourn the Extension Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of Parent Ordinary Shares issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s Organizational Documents, (ii) if a quorum is not present at the Extension Shareholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Parent prior to the Extension Shareholders’ Meeting; provided that the Extension Shareholders’ Meeting is reconvened as promptly as practical thereafter. Parent agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Shareholders’ Meeting, then Parent shall continue until February 12, 2021 to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by February 12, 2021, Parent may cease seeking to have the Extension Proposal approved. Notwithstanding the foregoing, without the Company’s prior written consent, Parent may not take a vote at the Extension Shareholders’ Meeting if more than 25% of the Parent Ordinary Shares issued in the IPO elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s Organizational Documents.

(iv) The Purchaser Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of Cayman Islands law in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Shareholders’ Meeting (as defined below). Without limiting the foregoing, Parent, the Purchaser, and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to Parent shareholders and the holders of the Company Capital Stock and Company Options, and as of the date of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(v) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that Parent’s shareholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent shareholders vote in favor of the adoption of the Extension Proposal.

(vi) If the Extension Proposal is approved and the Parent is required to pay an additional amount into the Trust Account, (a) not later than the fifth Business Day prior to February 19, 2021, provided the Closing has not occurred, Parent shall deliver an extension letter to the Trustee substantially similar to Exhibit D to the Trust Agreement, signed on behalf of Parent by an executive officer of Parent, and (b) not later than February 19, 2021, provided the Closing has not yet occurred, the Company and the Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement. Each of the Company and the Sponsor shall pay 50% of such payment. In exchange for any amounts so paid, the Company and the Sponsor will receive a promissory note as described in the Prospectus.

(vii) The Company Group shall reimburse the Parent for the reasonable fees and disbursements of counsel to Parent incurred in connection with the preparation of the Extension Proxy Statement, up to a maximum aggregate amount of $20,000.

(b) Extension by Trust Payment. In the event the Closing has not occurred and the Extension Proposal has not been approved by the fifth Business Day prior to February 19, 2021, Parent shall take, and shall cause its Affiliates to take, all steps necessary in order to extend the period of time Parent is afforded under its Organizational Documents and the final prospectus relating to the IPO to consummate an initial business combination by an additional three months, or until May 19, 2021. Without limiting the foregoing, (a) not later than the fifth Business Day prior to February 19, 2021, provided the Closing has not occurred and the Extension Proposal has not been approved, Parent shall deliver an extension letter to the Trustee substantially similar to Exhibit D to the Trust Agreement, signed on behalf of Parent by an executive officer of Parent, and (b) not later than February 19, 2021, provided the Closing has not yet occurred and the Extension Proposal has not been approved, the Company and the Sponsor shall deliver an aggregate of $575,000 by wire transfer of immediately available funds (the “Extension Payment”) to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement. Each of the Company and the Sponsor shall pay 50% of the Extension Payment. In exchange for any amounts so paid, the Company and the Sponsor will receive a promissory note as described in the Prospectus. Simultaneously with the execution of this Agreement, the Sponsor has delivered to the Company Group and the Purchaser Parties a commitment agreement, pursuant to which the Sponsor has committed to fund its portion of the Extension Payment (the “Commitment Letter”).

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PARTIES

The parties hereto covenant and agree that:

8.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2 Tax Matters.

(a) The Stockholders’ Representative shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, unless a contrary treatment is required by an intervening change in applicable law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser Parties. The cost of preparing such Tax Returns shall be borne by the Company Group. The Stockholders’ Representative shall give a copy of each such Tax Return to the Purchaser Parties with reasonable time prior to filing for its review and comment. The Stockholders’ Representative (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company Group to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser Parties proof of such payment. An exact copy of any such Tax Return relating solely to the Company Group filed by the Purchaser Parties or Stockholders’ Representative and evidence of payment of such Taxes shall be provided to the other party no later than ten (10) business days after such Tax Return is filed.

(b) The Purchaser Parties shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser Parties shall give a copy of each such Tax Return to the Stockholders’ Representative with reasonable time prior to filing for his review and comment and Purchaser Parties shall not file such Tax Returns without the prior written consent of the Stockholders’ Representative.

(c) Following the Closing, the Stockholders’ Representative may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company Group.

(d) Notwithstanding anything to the contrary in this Agreement, following the Closing, the Purchaser Parties may not file any Tax Return or amended Tax Return of the Company Group, or take any Tax related action relating to the Company Group (or otherwise change such Tax Returns) or make or change an election with respect to any taxable period ending on or before the Closing Date, without the written consent of the Stockholders’ Representative.

(e) Purchaser shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date, or, if later, until 60 days after the expiration of the applicable statute of limitations with respect to such Tax matters, and shall abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(f) The Stockholders’ Representative and Purchaser Parties agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Tax liability of the Company Group. The Company Group shall bear all out-of-pocket costs and expenses incurred in providing such assistance.

(g) In the event that a dispute arises between the Stockholders and Purchaser Parties as to any matter relating to Taxes attributable to the Company Group, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by the Purchaser Parties and Stockholders’ Representative for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent account firm in resolving this dispute shall be borne by the Company Group.

(h) The Purchaser Parties shall promptly notify the Stockholders’ Representative in writing upon receipt by the Purchaser Parties, any Affiliates or, after the Closing Date, the Company or any member of the Company Group, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending before the Closing Date or any taxable period including the Closing Date but ending after the Closing Date or relating to a Tax for which Stockholders may be liable pursuant to this Agreement. The Stockholders’ Representative shall have the sole right to represent the Company Groups’ interests in any Tax audit or administrative or court proceeding relating to a taxable period ending before the Closing Date or any taxable period including the Closing Date but ending after the Closing Date or relating to a Tax for which the Stockholders otherwise may be liable pursuant to this Agreement, and to employ counsel of the Stockholders’ Representative’s choice at the Stockholders’ Representatives’ (or the Stockholders’) expense, as appropriate; provided, however, that (i) Purchaser Parties and their representatives shall be permitted, at the Purchaser Parties’ expense, to be present at, and participate in, any such audit or proceeding, and (ii) the Stockholders’ Representative shall not settle any claim for Taxes which could adversely affect the liability for Taxes relating to any taxable period including the Closing Date but ending after the Closing Date without the prior written consent of the Purchaser Parties.

8.3 Settlement of Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding Liabilities of the Purchaser Parties shall be settled and paid in full, including reimbursement of out-of-pocket expenses reasonably incurred by the Purchaser Parties’ officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

8.4 Compliance with SPAC Agreements. The Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, except as otherwise set forth herein.

8.5 Registration Statement.

(a) As promptly as practicable after receipt of the Audited Financial Statements and Interim Financial Statements (as defined below), the Purchaser Parties shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of shares of Purchaser Common Stock and the Purchaser Warrants to be issued in the Reincorporation Merger and the Closing Shares and the Earn-out Shares to be issued in the Acquisition Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of offering and selling such securities to the holders of the Parent Securities, the Company Capital Stock and the Company Options and for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Extraordinary General Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the Prospectus to have their Parent Shares converted into a pro rata portion of the Trust Fund in connection with the Closing. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents, Cayman Islands Companies Law and the rules and regulations of the SEC and Nasdaq; (ii) the approval of the PIPE Transaction; (iii) the election to the board of directors of the Purchaser of the individuals identified on Schedule 8.9 for the class of director set forth opposite the name of such individual; (iv) the approval of certain material differences between Parent’s Organizational Documents and the Purchaser’s Charter Documents, to be effective from and after the Closing, (v) the adoption of the Purchaser Plan (the “Plan Proposal”); (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Parent Shareholder Approval Matters”), and (vii) the adjournment of the Parent Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Parent. Without the prior written consent of the Company, the Parent Shareholder Approval Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent shareholders at the Parent Extraordinary General Meeting. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s Organizational Documents, Delaware Law and the rules and regulations of the SEC and Nasdaq. The Purchaser Parties shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) the Registration Statement, and any amendment or supplement thereto and any exhibits thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Purchaser Parties shall consider the comments of the Company in good faith. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Purchaser Parties shall provide such information concerning Parent, the Purchaser and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser Parties, with the assistance and written approval of the Company Group, will promptly respond to any SEC comments on the Registration Statement and will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Reincorporation Merger and the Acquisition Merger and the other transactions contemplated hereby. The Purchaser Parties will advise the Company promptly after: (A) the time when the Registration Statement has been filed; (B) in the event the Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Registration Statement; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other material communication from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser Parties shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(c) As soon as practicable following the SEC declaring the Registration Statement effective (“Effectiveness”), Parent shall distribute the Proxy Statement to Parent’s shareholders and (i) having, prior to Effectiveness, established the record date therefor, shall duly call and give notice of the Parent Extraordinary General Meeting in accordance with its Organizational Documents and Cayman Islands Companies Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement and (ii) subject to the other provisions of this Agreement, shall solicit proxies from the Parent shareholders to vote in favor of the adoption of this Agreement and the approval of the Reincorporation Merger and the Acquisition Merger and in favor of the other matters presented to the Parent shareholders for approval or adoption at the Parent Extraordinary General Meeting, including, without limitation, the Parent Shareholder Approval Matters, and shall duly convene and hold the Parent Extraordinary General Meeting. If on the date for which the Parent Extraordinary General Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Extraordinary General Meeting; provided Parent and the Purchaser continue to comply with their obligations under this Section 8.5.

(d) Parent, the Purchaser, and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of Delaware Law and Cayman Islands Companies Law, as applicable, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement, the solicitation of proxies and issuance of securities thereunder, and the calling and holding of the Parent Extraordinary General Meeting. Without limiting the foregoing, Parent, the Purchaser, and the Company shall each ensure that each of the Registration Statement and the Proxy Statement do not, as of the date on which it is first distributed to Parent shareholders and the holders of the Company Capital Stock and Company Options, and as of the date of the Parent Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Registration Statement or the Proxy Statement).

(e) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that Parent’s shareholders vote in favor of the Parent Shareholder Approval Matters, and shall otherwise use reasonable best efforts to obtain approval of the matters referred to in Section 8.5(a). Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent shareholders vote in favor of the adoption of the Parent Shareholder Approval Matters.

(f) As soon as practicable following Effectiveness, the Company shall give notice in accordance with Delaware Law and the Company’s Organizational Documents to all of its Stockholders calling for a special meeting of such Stockholders to consider and vote upon this Agreement, the Acquisition Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company shall timely send copies of the Proxy Statement and all other relevant information and documentation to the Stockholders in connection with the Company Stockholder Meeting. The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with Delaware Law and the Company’s Organizational Documents and use reasonable best efforts to secure the Requisite Company Vote at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Requisite Company Vote, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of Company Capital Stock representing the Requisite Company Vote that is executed and delivered by such holders after Effectiveness and after the Proxy Statement is delivered to such holders; provided, that, in the event that the Company elects to obtain the Requisite Company Vote pursuant to such written consent, consents with respect to this Agreement, the Acquisition Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Capital Stock. The Company shall use its reasonable best efforts to cause the Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Capital Stock in favor of, and adopt, this Agreement and the Acquisition Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Acquisition Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Acquisition Merger as shall reasonably be requested by the Company in connection with the Acquisition Merger.

8.6 Confidentiality. Except as necessary to complete the Proxy Statement, Registration Statement and Extension Proxy Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not use such information, except in connection with the transactions contemplated by this Agreement, or release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information, but in no event with less than a commercially reasonable degree of care. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

8.7 Available Funding; Company Capitalization Matters.

(a) Concurrently with or prior to the Closing, each party will use its reasonable best efforts to ensure that:

(i) Parent or the Purchaser consummates the sale of securities pursuant to the PIPE Documents, and/or otherwise sells common stock, convertible preferred stock, ordinary shares, preference shares, convertible notes or debt notes of Parent or the Purchaser in a private placement, and/or

(ii) holders of the Parent Ordinary Shares do not elect to convert their Parent Ordinary Shares into a pro rata portion of the Trust Fund in connection with the Closing as provided for in Parent’s Organizational Documents and the Prospectus, including by having third-party investors who indicate their intention not to elect conversion purchase Parent Ordinary Shares in the public market, such that, in the aggregate, Purchaser has no less than $15,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (after payment of the amounts set forth in clauses (i) to (iii) of Section 7.7 above) and the net proceeds from the PIPE Transaction and/or such other private placement.

(b) Without limiting Section 8.7(a) above, Parent and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Transaction on the terms set forth in the PIPE Documents, including using Parent’s and the Purchaser’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Transaction set forth in the PIPE Documents that are applicable to Parent, the Purchaser or any of its Subsidiaries and within the control of Parent, the Purchaser or any of its Subsidiaries, and to consummate the PIPE Transaction at or prior to the Closing, including causing the investor parties thereto to fund the PIPE Transaction at the Closing, (iii) comply on a timely basis with Parent’s and the Purchaser’s obligations under the PIPE Documents, and (iv) enforce Parent’s and the Purchaser’s rights under the PIPE Documents, including (if requested by the Company) by assigning the rights of Parent or the Purchaser to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Parent or the Purchaser. Parent shall provide the Company with copies of all documents relating to the PIPE Transaction and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent reasonably expects to have a material and adverse impact on the ability of Parent or the Purchaser to obtain all or any portion of the PIPE Transaction. Without the prior written consent of the Company, neither Parent nor the Purchaser shall permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Transaction, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Transaction, (y) imposes additional conditions precedent to the availability of the PIPE Transaction or amends or modifies any of the existing conditions to the funding of the PIPE Transaction, or (z) adversely impacts the ability of Parent or the Purchaser to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

(c) Notwithstanding anything in this Agreement to the contrary, (i) the Company or the Purchaser shall be permitted to negotiate, enter into definitive agreements for and consummate prior to or after the Closing the repurchase of shares of Company Capital Stock (or shares of Purchaser Common Stock issued in exchange therefor) from one or more Stockholders, and/or grant a put option entitling one or more Stockholders to sell shares of Company Capital Stock (or shares of Purchaser Common Stock issued in exchange therefor) to the Company or Purchaser prior to or after the Closing, for an aggregate purchase price not to exceed $8,000,000, (ii) the Company shall be permitted to negotiate, enter into definitive agreements for and consummate at any time prior to the Closing the sale and issuance of convertible notes of the Company, provided such notes are required to be converted into or exchanged for the shares of Company Common Stock immediately prior to the Closing, and (iii) in connection with the signing of this Agreement and the completion of the Bridge Loan, the Company shall be permitted to issue shares of Company Common Stock upon the conversion or exchange of indebtedness of the Company outstanding on or prior to the date hereof.

8.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties or the Company Group in effect on the date hereof, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the maximum extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company Group to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties and the Company Group to the extent permitted by applicable Law. The provisions of this Section 8.8 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) Upon the Closing, the Purchaser shall, or shall cause its Affiliates to, obtain a “tail” insurance policy that provides coverage for at least a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (the “D&O Tail Insurance”), that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s or the Company Group’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The premium for such tail insurance policy shall be paid for by the Surviving Corporation; provided that in no event shall the Surviving Corporation be required to expend for such policies pursuant to this Section 8.8(b) an annual premium amount in excess of 200% of the amount per annum the Parent and the Company Group paid in their last full fiscal year, which amount is set forth in Schedule 8.8(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

(c) Upon the Closing, the Purchaser shall purchase a directors’ and officers’ insurance policy in an amount to be mutually agreed by the Purchaser Parties and the Company Group which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing. The cost of such policy shall be borne by the Purchaser. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Parent and the Company Group with respect to directors’ and officers’ liability insurance.

(d) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 8.8(d), which indemnification agreements shall continue to be effective following the Closing.

(e) If the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of the Purchaser assume the obligations set forth in this Section 8.8.

(f) The provisions of this Section 8.8 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

8.9 Directors and Officers of Purchaser After the Acquisition Merger.

(a) Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the parties shall take all necessary action so that (a) all of the members of the board of directors of Purchaser and all officers of Purchaser resign effective as of the Closing unless such member or officer is included on Schedule 8.9, (b) the number of directors constituting the board of directors of Purchaser shall be such number as is specified on Schedule 8.9, and (c) the persons listed in Schedule 8.9 are elected to the positions of officers and directors of Purchaser, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 8.9 is unable to serve, the party appointing such Person shall designate a successor.

(b) From and after the Closing, the Stockholder set forth in Schedule 8.9 shall have the right to designate (i) an individual for appointment and/or nomination to the Purchaser’s board of directors and (ii) an individual for appointment and/or nomination to the Company’s board of directors, on terms and conditions set out in a letter agreement to be entered into between the Purchaser, the Company and such Stockholder prior to the Closing (which terms and conditions shall be reasonably acceptable to the Purchaser, the Company and such Stockholder). The provisions of this Section 8.9(b) are intended to be for the benefit of, and will be enforceable by, such Stockholder and notwithstanding Section 13.15, may not be changed without the consent of such Stockholder.

8.10 Securities Listing. Parent, the Purchaser and the Company shall use commercially reasonable efforts to continue the listing for trading of the Purchaser Common Stock on Nasdaq.

8.11 Purchaser Plan. Prior to the Closing Date and provided that the Plan Proposal is approved at the Parent Extraordinary General Meeting, Purchaser shall cause to be adopted the Purchaser Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to Parent, and which shall provide that a number of shares of Purchaser Common Stock in an amount to be mutually agreed by the Company and Parent shall be reserved for issuance pursuant to the Purchaser Plan.

8.12 Lock-Up Agreements. Prior to the Closing Date, the Parent Initial Shareholders shall enter into the Lock-Up Agreements applicable to the Purchaser Securities issued pursuant to the Redomestication Merger in exchange for the Parent Ordinary Shares issued prior to the IPO, the Parent Units that were not registered for sale in connection with the IPO and the Parent Units, if any, issued to the Parent Initial Shareholders or their Affiliates upon conversion of loans made in order to meet Parent’s working capital needs, the provisions of which Lock-Up Agreements shall supersede the restrictions on transfer applicable to such securities as of the date hereof.

8.13 Registration Rights Agreements. Prior to the Closing Date, the Purchaser shall enter into the Registration Rights Agreement with the Stockholders listed on the signature page thereto, pursuant to which such Stockholders will be granted certain registration rights relating to the Closing Shares and the Earn-out Shares to be received by them herein. Parent shall use reasonable best efforts to terminate the Registration Rights Agreement, dated as of February 13, 2020, by and among Parent and the Parent Initial Shareholders party thereto (as amended, the “Parent Registration Rights Agreement”), prior to the Closing Date, and shall offer such Parent Initial Shareholders the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby with respect to the securities registrable pursuant to Parent Registration Rights Agreement.

8.14 Annual and Interim Financial Statements. As promptly as practicable following the execution of this Agreement, and in no event later than December 15, 2020, the Company shall provide the Parent with the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2019 and 2018, including the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Audited Financial Statements”), and reviewed financial statements for the nine month periods ended September 30, 2020 and 2019, including the consolidated balance sheets as of such dates, the audited consolidated income statements for the nine (9) month periods ended on such dates, and the audited consolidated cash flow statements for the nine (9) month periods ended on such dates (the (“Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements shall be prepared in accordance with the requirements of the public company accounting oversight board and be in form suitable for including in the Registration Statement. Thereafter, the Company shall provide the Parent with consolidated annual or interim financial information of the Company no later than ninety (90) calendar days following the end of each applicable annual period and no later than forty-five (45) calendar days following the end of each applicable interim period (the “Further Financial Statements”). If the Company does not deliver the Audited Financial Statements and Interim Financial Statements as required by this Section 8.14, the Parent shall have the right to terminate this Agreement in accordance with Article XII hereof.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto that is reasonably likely to (i) cause any of the transactions to be rescinded following consummation, or (ii) affect materially and adversely or otherwise encumber the title of the shares of Purchaser Common Stock to be issued by Purchaser in connection with the Acquisition Merger or the right of the Company to own, operate or control any of the assets and operations of the Company following the Acquisition Merger, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(c) The Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) Each of the Additional Agreements and the amendments to the Warrant Agreement and Purchaser UPOs set forth in Sections 2.6(d) and (e) above, respectively, shall have been entered into and the same shall be in full force and effect.

(f) The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Extraordinary General Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Extraordinary General Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(g) Purchaser shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing, after taking into account the net proceeds from the PIPE Transaction and the payment of all amounts payable to the Converting Shareholders.

(h) This Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of shares of Company Common Stock constituting the Requisite Company Vote in accordance with Delaware Law and the Company’s Organizational Documents.

9.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company Group contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall be true and correct (except as provided in the disclosure schedules pursuant to Article V) as of the Closing Date (provided that if any such representation and warranty speaks to a specific date prior to the Closing Date, such representation and warranty need only be true and correct as of such earlier date), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) All Company Group Consents set forth on Schedule 5.10 shall have been obtained, and no such consent shall have been revoked.

(f) The Purchaser Parties shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(g) The Key Personnel shall have executed the Labor Agreements, Non-disclosure and Non-solicitation Agreements, and the same shall be in full force and effect.

(h) The Purchaser Parties shall have received Schedules updated as of the Closing Date.

(i) The Company shall have duly elected a Chief Financial Officer reasonably acceptable to the Purchaser Parties.

9.3 Conditions to Obligations of the Company Group. The obligations of the Company Group to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b) All of the representations and warranties of the Purchaser Parties contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall be true and correct (except as provided in the disclosure schedules pursuant to Article VI) as of the Closing Date (provided that if any such representation and warranty speaks to a specific date prior to the Closing Date, such representation and warranty need only be true and correct as of such earlier date), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Company Group shall have received a certificate signed by an authorized officer of each Purchaser Party to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f) The Purchaser Parties shall have a gross amount of no less than $15,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (after payment of the amounts set forth in clauses (i) to (iii) of Section 7.7 above) and the net proceeds from the PIPE Transaction.

(g) The Purchaser Common Stock shall have been approved for listing on Nasdaq, subject only to official notice thereof.

(h) The Parent Registration Rights Agreement shall have been terminated.

(i) The Company shall have received Schedules updated as of the Closing Date.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification of Purchaser.

(a) Subject to the terms and conditions of this Article X and from and after the Closing Date, the Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assigns (the “Purchaser Indemnified Parties”) shall be indemnified and held harmless against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Purchaser Indemnified Parties as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company Group contained herein. Notwithstanding the foregoing, (i) no Purchaser Indemnified Party shall assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $560,000 (the “Threshold”), in which event the Purchaser Indemnified Party shall be indemnified for the aggregate amount of all Losses in excess of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article X shall be paid solely by the return for cancellation of the Escrow Shares in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between the Purchaser, the Company, the Stockholders’ Representative, and Continental Stock Transfer & Trust Company (the “Escrow Agreement”).

(b) Subject to the terms and conditions of this Article X and from and after the Closing Date, the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares), each of their respective Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assigns (the “Company Indemnified Parties” and the Company Indemnified Parties or the Purchaser Indemnified Parties, as applicable, the “Indemnified Parties”) shall be indemnified and held harmless against and in respect of any and all Losses incurred or sustained by the Company Indemnified Parties as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Purchaser Parties contained herein. Notwithstanding the foregoing, (i) no Company Indemnified Party shall assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds the Threshold, in which event the Company Indemnified Party shall be indemnified for the aggregate amount of all Losses in excess of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article X shall be paid solely by the issuance of shares of the Purchaser Common Stock. In no event shall the Purchaser Indemnifying Parties’ aggregate indemnification obligations under this Agreement exceed a number of newly issued shares of Purchaser Common Stock equal to the initial number of Escrow Shares (as appropriately adjusted to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock) (the “Reserve Shares”).

(c) In no event shall “Losses” recoverable under this Agreement be deemed to include (i) indirect, incidental or consequential damages, lost profits, diminution in value, business interruption, special or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, (ii) any damages caused by a change in law, administrative practice, the making of any legislation, the withdrawal of extra statutory concession previously made by any taxation or revenue authority or published interpretation of the law, after the date of this Agreement including any increase in the rates of taxation, or any imposition of any Tax or any withdrawal of relief from taxation not in effect at the date of this Agreement whether or not the change purports to be effective retrospectively in whole or part, (iii) any damages caused by any change in U.S. GAAP, or (iv) any damages caused by any change in the accounting policies or practices of any party after the date of this Agreement.

10.2 Procedure. The following shall apply with respect to all claims by an Indemnified Party for indemnification:

(a) An Indemnified Party shall give the Stockholders’ Representative, in the case of a claim by a Purchaser Indemnified Party, or the Purchaser, in the case of a claim by a Company Indemnified Party, prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 and 11.2, except to the extent such failure materially and adversely affects the ability of the Stockholders, in the case of a claim by a Purchaser Indemnified Party, or the Purchaser, in the case of a claim by a Company Indemnified Party (in such capacity, the “Indemnifying Party”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by an Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties (provided that the Indemnifying Parties shall not be responsible for attorneys’ fees and other costs and expenses, except for the reasonable fees and expenses of one firm acting as counsel to the Indemnified Parties and one firm acting as local counsel, if necessary), to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by such Indemnified Party (but in any event within ten (10) days thereafter), shall (i) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (ii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.2(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of one firm acting as such separate counsel and one firm acting as local counsel, if necessary, shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense (provided that the Indemnifying Parties shall not be responsible for attorneys’ fees and other costs and expenses, except for the reasonable fees and expenses of one firm acting as counsel to the Indemnified Parties and one firm acting as local counsel, if necessary). Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties, provided that the Indemnifying Parties shall not be responsible for attorneys’ fees and other costs and expenses, except for the reasonable fees and expenses of one firm acting as counsel to the Indemnified Parties and one firm acting as local counsel, if necessary) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than twice the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If an Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax), other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment and other than a monetary claim for which the Indemnified Party is indemnified hereunder, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested independent directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

10.3 Escrow of Escrow Shares by Stockholders.

(a) Establishment of Escrow. The Company Group and the Stockholders’ Representative hereby authorize the Purchaser to deliver the Escrow Shares to the Escrow Agent to hold in escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. The Escrow Shares shall be allocated among the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares) in proportion to the number of Closing Shares actually issued to each such Stockholder in the Acquisition Merger.

(b) Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions made in respect of the Escrow Shares, other than dividends or distributions payable in cash, will be delivered promptly to the Escrow Agent to be held in escrow. The Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(c) Distribution of Escrow Shares. At the times provided for in Section 10.3(d), the Escrow Shares shall be released and transferred by the Escrow Agent to the Stockholders’ Representative for distribution to the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares). The Escrow Shares shall be distributed among the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares) in proportion to the number of Closing Shares actually issued to each such Stockholder in the Acquisition Merger. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Stockholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(d) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholders, prior to the transfer and delivery to such Stockholders of the Escrow Fund by the Escrow Agent as provided herein.

(e) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Stockholders’ Representative less the number or amount of Escrow Shares (valued at the then market value per share) equal to the amount of any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Stockholders’ Representative shall issue to the Escrow Agent a certificate executed by him (which shall not be unreasonably withheld, conditioned or delayed) instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 10.3(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Stockholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article X. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Escrow Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof.

10.4 Payment of Indemnification.

(a) In the event that the Purchaser Indemnified Parties are entitled to any indemnification pursuant to this Article X, the Purchaser Indemnified Parties shall be paid exclusively from the Escrow Shares in accordance with the terms of the Escrow Agreement, with such Escrow Shares valued at a price per share equal to the five-day trailing average of the mean of the high and low trading prices of Purchaser Common Stock as of the five trading days immediately preceding the satisfaction of such Losses.

(b) In the event that the Company Indemnified Parties are entitled to any indemnification pursuant to this Article X, the Company Indemnified Parties shall be paid exclusively through the issuance of Reserve Shares. Once a Loss payable to the Company Indemnified Parties is agreed to by the Stockholder Representative and the Purchaser, or finally adjudicated to be payable pursuant to this Article X, then the Parent shall promptly issue to the Company Indemnified Parties such number of Reserve Shares equal to the dollar value of the Loss, with such Reserve Shares valued at a price per share equal to the five-day trailing average of the mean of the high and low trading prices of Purchaser Common Stock as of the five trading days immediately preceding the satisfaction of such Losses. In the event the Reserve Shares are payable to the Stockholders, the Reserve Shares shall be distributed among the Stockholders in proportion to the number of Closing Shares actually issued to each of the Stockholders in the Acquisition Merger.

(c) In no event shall the Company Indemnifying Parties’ aggregate indemnification obligations under this Article X exceed the number of Escrow Shares or the Purchaser Indemnifying Parties aggregate indemnification obligations under this Article X exceed the number of Reserve Shares.

10.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received. To the extent that any Losses that are subject to indemnification pursuant to this Article X are covered by insurance of the Indemnified Party or its Subsidiaries or Affiliates, the Indemnified Party shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; however, the Indemnified Party will nevertheless be entitled to bring a claim for indemnification under this Article X in respect of such Losses. The existence of a claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Loss will toll any disbursement of the Escrow Fund or any issuance of shares of Purchaser Common Stock pursuant to this Agreement, as applicable, pursuant to the indemnification provisions contained in this Article X and the Escrow Agreement, if applicable. To the extent an Indemnified Party receives proceeds from insurance or other amounts in respect of such Loss, such proceeds shall reduce the amount of Losses subject to indemnification hereunder. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party will be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated.

10.6 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until twelve (12) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Parties shall have no further liability for indemnification pursuant to this Article X other than with respect to the claims already made pursuant to this Article X.

10.7 Sole and Exclusive Remedy. The remedies provided in this Article X shall be deemed the sole and exclusive remedies of the Indemnified Parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby. Notwithstanding any of the foregoing, nothing contained in this Article X shall in any way impair, modify, or otherwise limit a Party’s right to bring any Fraud Claim, and any such Fraud Claim shall not be subject to the Threshold.

10.8 Adjustment to Consideration. Amounts paid for indemnification under this Article X will be deemed to be an adjustment to the aggregate Per Share Merger Consideration, except as otherwise required by applicable Law.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) Except for any action where a party seeks an injunction or specific performance in accordance with the Section 13.2, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise) or the transactions contemplated thereby, to binding arbitration before one arbitrator (the “Arbitrator”). Except for any action where a party seeks an injunction or specific performance in accordance with the Section 13.2, binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the San Diego, California chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in San Diego, California in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs) shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

11.2 Jurisdiction; Waiver of Jury Trial; Exemplary Damages.

(a) For any action where a party seeks an injunction or specific performance in accordance with the Section 13.2, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts (Federal and state) in California in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. For any action where a party seeks an injunction or specific performance in accordance with the Section 13.2, each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(c) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination.

(a) Either the Purchaser Parties or the Company may terminate this Agreement on or prior to the Closing Date if an Authority shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable.

(b) In the event that the Closing of the transactions contemplated hereunder has not occurred by July 1, 2021 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.1(c) or (d) hereof), the Purchaser Parties or the Company Group, as the case may be, shall have the right, at their or its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by the Purchaser Parties or the Company Group, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(c) The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, if the Company Group shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and, if curable, such breach shall not be cured within twenty (20) Business Days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

(d) The Company Group may terminate this Agreement by giving notice to any Purchaser Party on or prior to the Closing Date, if any Purchaser Party shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and, if curable, such breach shall not be cured within twenty (20) Business Days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

(e) Either the Purchaser Parties or the Company may terminate this Agreement if, at the Parent Extraordinary General Meeting (including any postponements or adjournments thereof), the Parent Shareholder Approval Matters shall fail to be approved by the affirmative vote of the Parent shareholders required under Parent’s Organizational Documents and Cayman Islands Companies Law.

(f) Except as otherwise specified herein, neither the Purchaser nor the Company may terminate this Agreement without the prior written consent of the other party.

12.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 12.1 above (other than Section 12.1(g) above) will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties (or thirty (30) days thereafter, if the termination is pursuant to Section 12.1(c) or (d), the applicable breach is curable and the applicable breach remains uncured upon the expiration of such 30 day period).

(b) In the event of the termination of this Agreement as provided in this Article XII, this Agreement shall be of no further force or effect and the transactions contemplated hereby shall be abandoned, except nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement by such party occurring prior to such termination. Without limiting the foregoing, except as set forth in this Section 12.2 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 13.2, the parties’ sole right prior to Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to this Article XII.

12.3 Survival. The provisions of Section 8.6 and Article XII through Article XIII shall survive any termination hereof.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Nuvve Corporation
2468 Historic Decatur Road
San Diego, CA 92106
Attn: Gregory Poilasne, Chief Executive Officer
Phone: (619) 456-5161
Email: gregory@nuvve.com

with a copy to (which shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, NY 10174
Attn: David Alan Miller, Eric Schwartz
Phone: (212) 818-8661, (212) 818-8602
Email: dmiller@graubard.com, eschwartz@graubard.com

if to the Stockholders or the Stockholders’ Representative, to:

Ted Smith
2468 Historic Decatur Road
San Diego, CA 92106
Phone: (858) 531-4040
Email: ted@nuvve.com

with a copy to (which shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, NY 10174
Attn: David Alan Miller, Eric Schwartz
Phone: (212) 818-8661, (212) 818-8602
Email: dmiller@graubard.com, eschwartz@graubard.com

if to the Parent, Purchaser or Merger Sub:

Newborn Acquisition Corp.

Room 801, Building C

SOHO Square, No. 88

Zhongshan East 2nd Road, Huangpu District

Shanghai, 200002, China
Attn: Wenhui Xiong
Phone: +86 155 0219 5891

Email: xiongwenhui@nbacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154
Attn: Giovanni Caruso
Phone: (212) 407-4866

Email: gcaruso@loeb.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser, the Parent (prior to the Reincorporation Effective Time), the Company and the Stockholders’ Representative, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party shall waive or otherwise affect any obligation of that party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, including in Article X, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

(e) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.2 shall not be required to provide any bond or other security in connection with any such injunction.

13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. The information furnished in the Schedule 5 and Schedule 6 is arranged in sections corresponding to the sections of this Agreement, and the disclosures in any section of the schedules shall qualify (a) the corresponding section of this Agreement and (b) other sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other sections of this Agreement. The schedules and the information and disclosures contained in such schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) Captions are not a part of this Agreement, but are included for convenience, only.

(h) For the avoidance of any doubt, (i) all references in this Agreement to “the knowledge of the Company” or “knowledge of the Company Group” or similar terms shall be deemed to include the actual knowledge of Gregory Poilasne, Ted Smith and the other executive officers of the Company and (ii) all references to the “knowledge of the Parent” or “knowledge of the Purchaser” or similar terms shall be deemed to include the actual knowledge of the officers of Parent.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final IPO prospectus of the Parent, dated February 13, 2020 (the “Prospectus”). The Company Group has read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

13.15 Stockholders’ Representative. Ted Smith is hereby appointed as agent and attorney-in-fact for each of the Stockholders to represent the interests of the Stockholders and to take all actions and make all decisions necessary or appropriate in the judgment of the Stockholders’ Representative in connection with this Agreement and the Additional Agreements, including the power (i) to enter into and deliver the Escrow Agreement and the Earn-out Escrow Agreement on behalf of each of the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares), (ii) to make all determinations and issue all notices pursuant to Section 4.4 above and the Earn-out Escrow Agreement on behalf of each of the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares), (ii) to defend, negotiate, settle or otherwise deal with claims under Article X hereof and under the Escrow Agreement on behalf of each of the Stockholders (other than the Bridge Lender in its capacity as the holder of the Bridge Loan Shares), (iii) to defend, negotiate, settle or otherwise deal with any other litigation or dispute involving this Agreement, and (iv) after the Closing, to amend this Agreement; provided, that, unless the Stockholder Representative receives the written consent of 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement, the Stockholders’ Representative shall not enter into an amendment to this Agreement that would have required the approval of the Stockholders under applicable Law if it had been adopted prior to the Closing; provided, further, that if any amendment disproportionately and adversely impacts a Stockholder (or group of Stockholders), the written consent of such disproportionately impacted Stockholder (or group of Stockholders) shall also be required. The Stockholders’ Representative may be removed by the Stockholders from time to time upon no less than twenty (20) days’ prior written notice to the Purchaser Parties and, if after the Closing, the Purchaser, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to the Parent or Purchaser, as applicable. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. In connection with the performance of his rights and obligations hereunder, the Stockholders’ Representative shall have the right at any time and from time to time to select and engage attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Stockholders’ Representative may deem necessary or desirable from time to time, at the cost and expense of the Company, but subject to the indemnification obligations of Article X. The Company shall indemnify the Stockholders’ Representative and hold it harmless against any Loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Stockholders’ Representative. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders. The appointment of the Stockholders’ Representative will be deemed coupled with an interest and will be irrevocable without the consent of the Stockholders’ Representative, and shall survive the death, incapacity, or bankruptcy of any Stockholder. The provisions of this Section 13.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder. All of the indemnities, immunities, rights, releases and powers granted to the Stockholders’ Representative under this Agreement shall survive the Closing.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

NEWBORN ACQUISITION CORP., a Cayman Islands exempted company

By:
	Name:	Wenhui Xiong
	Title:	Chief Executive Officer

Purchaser:

NB MERGER CORP., a Delaware corporation

By:
	Name:	Wenhui Xiong
	Title:	President

Merger Sub:

NUVVE MERGER SUB INC., a Delaware corporation

By:
	Name:	Wenhui Xiong
	Title:	President

Company:

NUVVE CORPORATION, a Delaware corporation

By:
Name:
Title:

[signature pages continue]

Stockholders’ Representative:

Ted Smith

EXHIBIT A

Lock-Up Agreement

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Letter of Transmittal